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                                                                  Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos., 33-74720 and 33-80852) pertaining to the 1989 Stock Plan, 1993 Employee Stock Purchase Plan, 1994 Employee Stock Bonus Plan and 1994 Non-Employee Directors' Stock Option Plan and the Registration Statement (Form S-8, No.333-09095) pertaining to the 1989 Stock Plan and Employee Stock Purchase Plan of Arris Pharmaceutical Corporation, of our report dated February 10, 1997 with respect to the consolidated financial statements of Arris Pharmaceutical Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                             ERNST & YOUNG LLP

Palo Alto, California
March 28, 1997